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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of The Meridian Resource Corporation for the registration of The Meridian Resource Corporation debt securities, preferred stock, and common stock, to be filed with the Securities and Exchange Commission on September 19, 2000, and to the incorporation by reference therein of our report dated February 23, 2000, with respect to the consolidated financial statements of The Meridian Resource Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Houston, Texas
September 18, 2000